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                                                           Exhibit 21.1


             PAYLESS SHOESOURCE INC. AND SUBSIDIARIES
             ----------------------------------------

                    SUBSIDIARIES OF REGISTRANT
                    --------------------------


The corporations listed below are subsidiaries of Registrant, and all are included in the consolidated financial statements of Registrant as subsidiaries (unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary):


                                                    Jurisdiction
                                                      in which
                 Name                                organized
  --------------------------------------           --------------

  Payless ShoeSource Distribution, Inc.             Kansas

  Payless ShoeSource Merchandising, Inc.            Kansas

  Payless ShoeSource Worldwide, Inc.                Kansas
































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